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                            ARTICLES OF INCORPORATION

                                       OF

                             D & F INDUSTRIES, INC.

                                    ARTICLE I

The name of the corporation is D & F INDUSTRIES, INC.

                                   ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

The name of the corporation's initial agent for service of process is CT Corporation System.

                                   ARTICLE IV

The corporation is authorized to issue one class of shares to be designated common stock, par value of $0.01 per share. The total number of shares of common stock which the corporation is authorized to issue is One Thousand (1,000).

                                    ARTICLE V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
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                                   ARTICLE VI

The corporation is authorized to provide indemnification from and against any and all expenses, judgments, fines, settlements, and other liabilities incurred by its agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through by-law provisions or through agreements with its agents or both to the fullest extent possible under California law.

IN WITNESS WHEREOF, I hereby declare under penalty of perjury under the laws of the State of California that the matters set forth in these Articles are true and correct of my own knowledge.

Executed at New York, New York on March 31, 1998.

                                       /s/ Michael E. Lubowitz
                                       --------------------------------
                                       Michael E. Lubowitz
                                       Sole Incorporator